Exhibit 7.1

FORM OF SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of the 19th day of November, 2010, between Brian Pak Lun Mok (the “Purchaser”) and Stewart Shiang Lor (the “Seller”) (each a “Party”, and collectively the “Parties”), pursuant to which the Seller agrees to sell to the Purchaser and the Purchaser agrees to buy from the Seller 50,000 shares of Fabregas Group Limited, a British Virgin Islands company’s (the “Company”) stock as indicated in Section 1 below, which the Seller presently owns.

WHEREAS, contemporaneous with the execution and delivery of this Agreement, the Parties hereto are executing and delivering an Escrow Agreement, in the form attached hereto as Exhibit A (the “Escrow Agreement”), pursuant to which the Parties shall establish an escrow account (the “Escrow Account”) with Leser, Hunter, Taubman and Taubman (the “Escrow Agent”) and have agreed to deposit the Purchase Price, as hereinafter defined, and the Shares, as hereinafter defined, into such Escrow Account.

The terms and conditions of this Agreement are as follows:

1.	Sale of the Company’s Common Stock Shares.

For a total consideration of $________ (______________) (the “Purchase Price”) Seller agrees to sell, and the Purchaser agrees to purchase:  50,000 shares of common stock of the Company (the “Shares”), which represent 100% ownership of the Company, at $_____ (______________) per share as follows:

a.	Following due execution of this Agreement, the Purchaser shall deliver the Purchase Price to the Escrow Agent as follows:
Name of Account:
ABA Number:
Account Number:
Bank:

b.
Following due execution of this Agreement, the Seller shall deliver to the Escrow Agent the certificates representing the Shares and all corporate documents, including but not limited to, certificate of incorporation, bylaws, minutes, and contracts or agreements, if any, of the Company (collectively, the “Transaction Documents”);

c.
The closing of the transactions contemplated by this Agreement shall be deemed to have occurred upon the Escrow Agent’s receipt of both the Purchase Price from the Purchaser and the Transaction Documents from the Seller (the “Closing”).

d.
Simultaneous with the Closing, the Seller shall assign all its rights and delegate all its duties under that certain Share Repurchase Agreement, dated _________, 2007 (the “Share Repurchase Agreement”), by and between the Seller and the Company (the “Assignment”). After the Assignment, the Seller shall cease to be entitled to any rights, privileges, interest or benefit pertaining to the Share Repurchase Agreement.

e.
After the Closing, the Escrow Agent shall release the Purchase Price to an account designated by the Seller within three (3) business days upon receipt of a release notice from the Purchaser and release the Transaction Documents to the Purchaser via delivery courier.

2.   The Purchaser represents and warrants to the Seller as follows:
a.	The Purchaser has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.
b.	This Agreement has been duly executed and delivered by the Purchaser and creates a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.
c.	The Purchaser is buying the Shares solely for its own account, for investment and not with a view to resale in connection with a distribution thereof.
d.	The Purchaser agrees to hold harmless the Seller from any losses the Purchaser may sustain from any resale or disposition of the Shares.
e.
The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or violate any law, regulation, court order, judgment or decree applicable to the Purchaser or any agreement to which the Purchaser is a party, or, in the case of any such law, regulation, court order, judgment, decree or agreement, by which the property of the Purchaser is bound or affected.

f.	The Purchaser has such knowledge, business and investment experience that the Purchaser is fully capable of understanding the merits and risks associated with an investment in the Shares.
g.	The representations made in this Agreement by the Purchaser are deemed to be remade as of the Closing.
h.
The Purchaser understands that the Seller is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the eligibility of the Purchaser to acquire the Shares and the Purchaser acknowledges that it is not relying on any representation or warranty by the Seller except as expressly set forth in section 3.

3.	The Seller represents and warrants to the Purchaser as follows:
a.	The Seller has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.
b.
The Seller is the beneficial and record owner of the Shares and has good and marketable (except for applicable securities law restrictions) title to the Shares, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature.

c.	This Agreement has been duly executed and delivered by the Seller and is the legal, valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms.
d.	The Seller releases and forgoes claim to any and all profits and gains on the Shares incurred after the Closing.
e.	The representations made in this Agreement by the Seller are deemed to be remade as of the Closing.
f.
The Seller understands that the Purchaser is relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein and the Seller acknowledges that it is not relying on any representation or warranty by the Purchaser except as expressly set forth in section 2.

4.	Each Party agrees as follows:

a.	To hold the other Party harmless for any commission and/or fees agreed to be paid by himself to any broker, finder or other person or entity acting or purporting to act in a similar capacity.
b.
To furnish to the other Party such additional information regarding himself and the Company as the other Party shall reasonably request prior to the Closing and which may be obtained without any unreasonable hardship or expense in connection with the consummation of the transactions contemplated in this Agreement.

c.	To do all things reasonably necessary or convenient before or after the Closing, and without further consideration, to consummate the transactions contemplated herein.

5.
Indemnification by the Purchaser: The Purchaser agrees to indemnify, defend and hold harmless the Seller  against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by the Purchaser of any of the representations, warranties, covenants or agreements of the Purchaser contained in this Agreement.

6.
Indemnification by the Seller: The Seller agrees to indemnify, defend and hold harmless the Purchaser against and in respect of any loss, damage, deficiency, cost or expense (including without limitation  reasonable attorneys’ fees) resulting from any breach by the Seller of any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement.

7.
Jurisdiction and Venue; Choice of Law; Waiver of Jury Trial; Attorneys Fees: The sole and exclusive jurisdiction and venue for any action or proceeding arising from or relating to this Agreement shall be the federal and state courts located in the City and County of New York, State of New York, and all parties hereto consent to the jurisdiction of such courts.  This Agreement shall be deemed to have been executed and delivered within the State of New York, and any disputes arising from or relating to this Agreement shall be governed by the laws of the State of New York.  All parties hereto agree that they irrevocably waive their right to a trial by jury in any action or proceeding arising from or relating to this Agreement.  If any action or proceeding is brought by any Party arising from or relating to this Agreement or in any appeal therefrom, it is agreed that the prevailing Party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court if such Party substantially prevails on all the issues in dispute. All questions as to the interpretation and effect of this Agreement shall be determined under the laws of the State of New York.

8.	Survival: The representations and warranties contained herein shall survive the closing date for a period of one (1) year, except for Section 3 (b) which will last indefinitely.

9.
Notice: Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a Party.

10.
Counterparts: This Agreement may be executed by facsimile or scanned document via email in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement.

11.
Parties in Interest.  This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, this Share Purchase Agreement is executed the day and year first above written.

PURCHASER	SELLER

/s/ Brian Pak Lun Mok	/s/ Stewart Shiang Lor
Brian Pak Lun Mok	Stewart Shiang Lor